Advanced Series Trust
For the period ended 12/31/08
File number 811-5186

                                 SUB-ITEM 77D-7

                             ADVANCED SERIES TRUST

                          PROSPECTUS DATED MAY 1, 2008
                         SUPPLEMENT DATED SEPTEMBER 19, 2008

This supplement sets forth changes to the Prospectus, dated May

1, 2008 (the Prospectus), of Advanced Series Trust (the Trust) and the Prospectus Supplement, dated July 21, 2008 (the Supplement), of the Trust. The Portfolios of the Trust discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Prospectus and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

I. AST Academic Strategies Asset Allocation Portfolio

Certain additional changes with respect to the AST Academic Strategies Asset Allocation Portfolio (the Academic Strategies Portfolio) recently became effective or will go into effect as described below. In particular, the Investment Managers and the Trust received exemptive relief to permit the Academic Strategies Portfolio to invest in derivative instruments that are not classified as securities under the federal securities laws, including, without limitation, futures contracts, forwards, and swap agreements. In addition, the subadvisory arrangements with respect to Prudential Bache Asset Management (Bache) and Mellon Capital Management Corporation (Mellon Capital) are expected to become effective on or about September 22, 2008. Finally, the Board recently approved adding First Quadrant, L.P. (First Quadrant) and AlphaSimplex Group, LLC (AlphaSimplex) as subadvisers for the Academic Strategies Portfolio. The subadvisory arrangements with respect to First Quadrant and AlphaSimplex are expected to become effective on or about November 24, 2008. As a result, Section II of the Supplement relating to the Academic Strategies Portfolio is hereby deemed to be deleted in its entirety and replaced with the following.

Summary of Certain Changes Relating to AST Academic Strategies
Asset Allocation Portfolio

The beneficial shareholders of the AST Balanced Asset Allocation Portfolio (the Balanced Portfolio) recently approved: (i) an increase in the investment management fee rate paid to the Investment Managers by the Portfolio; (ii) a subadvisory agreement among the Investment Managers and each of Quantitative Management Associates LLC (QMA), Jennison Associates LLC (Jennison), Bache, and Prudential Investment Management, Inc. (PIM, and collectively with QMA, Jennison, and Bache, the Affiliated Subadvisers); and (iii) a revision to the Portfolio's fundamental investment restriction relating to borrowing, in order to permit the Portfolio to borrow money to the extent permitted by the Investment Company Act of 1940 (the 1940 Act), including for investment purposes. The contractual investment management fee rate for the Academic Strategies Portfolio increased from O.15% to 0.72% of the Academic Strategies Portfolio's average daily net assets.

The Investment Managers proposed the above-referenced increase in the investment management fee rate in order to be able to retain the Affiliated Subadvisers, Pacific Investment Management Company LLC (PIMCO), Credit Suisse Securities (USA) LLC (Credit Suisse and collectively with PIMCO, Mellon Capital, First Quadrant, and AlphaSimplex, the Unaffiliated Subadvisers), and Mellon Capital as subadvisers for the Portfolio. The subadvisory arrangements with respect to QMA, Jennison, PIM, PIMCO, and Credit Suisse became effective on July 21, 2008. In connection therewith, also on or about July 21, 2008: (i) the relevant Affiliated Subadvisers, PIMCO, and Credit Suisse began to implement new investment strategies for the Portfolio that focus on both traditional and non-traditional investments; (ii) the name of the Portfolio changed from the AST Balanced Asset Allocation Portfolio to the AST Academic Strategies Asset Allocation Portfolio; and (iii) certain changes to the Portfolio's investment objective, performance benchmark, and non-fundamental investment policies became effective. The subadvisory arrangements with respect to Bache and Mellon Capital are expected to become effective on or about September 22, 2008. The Board recently approved adding First Quadrant and AlphaSimplex as subadvisers for the Academic Strategies Portfolio. The subadvisory arrangements with respect to First Quadrant and AlphaSimplex are expected to become effective on or about November 24, 2008.

All references to the former AST Balanced Asset Allocation Portfolio are hereby deemed deleted from the Prospectus. In addition, Section II of the Supplement relating to the Academic Strategies Portfolio is hereby deemed to be deleted in its entirety. The Academic Strategies Portfolio's new investment objective, strategies, and performance benchmarks, and the principal risks associated with an investment in the Portfolio are described below.

AST ACADEMIC STRATEGIES ASSET ALLOCATION PORTFOLIO (FORMERLY AST
BALANCED ASSET ALLOCATION PORTFOLIO):

Investment Objective: The investment objective of the Academic Strategies Portfolio will be to seek long-term capital appreciation. This investment objective is a non-fundamental investment policy of the Academic Strategies Portfolio and may be changed by the Board without shareholder approval. No guarantee can be given that the Academic Strategies Portfolio will achieve its investment objective, and the Portfolio may lose money.
Principal Investment Policies

The Academic Strategies Portfolio will be a multi-asset class fund that pursues both top-down asset allocation strategies and bottom-up selection of securities, investment managers, and mutual funds. Under normal circumstances, it is currently expected that approximately 60% of the Academic Strategies Portfolio's assets will be allocated to traditional asset classes and approximately 40% of the Academic Strategies Portfolio's assets will be allocated to non-traditional asset classes. Those percentages are subject to change by the Investment Managers. The Academic Strategies Portfolio is a "diversified" fund within the meaning of the Investment Company Act of 1940 (the 1940 Act).

The overall asset allocation strategy for the Academic Strategies Portfolio is expected to be determined by QMA and the Investment Managers in consultation with Advanced Quantitative Consulting LLC (the Consultant), a consultant that has been retained by AST. The assets of the Academic Strategies Portfolio assets may, but are not required to, be allocated among various traditional and non-traditional asset classes and the related investment categories and strategies as shown below.

                       TRADITIONAL ASSET CLASSES

U.S.LARGE-CAP EQUITY:
  Growth Value Core

U.S. MID-CAP EQUITY:
  Growth Value

U.S. SMALL-CAP EQUITY:
  Growth Value
  Developed Markets Value
  Emerging Markets

INTERNATIONAL EQUITY:
  Developed Markets Growth
  International (Un-Hedged)
  Emerging Markets

FIXED-INCOME:
  U.S. Investment Grade
  U.S. High-Yield


                       TRADITIONAL ASSET CLASSES

REAL ESTATE:
  U.S. Real Estate
  International Real Estate

REAL RETURN*
  Commodities
  Inflation-Indexed Securities
  Global Infrastructure

ALTERNATIVE
  Long/Short Market-Neutral
  Global Tactical Asset Allocation
  Volatility Income Strategy
  Global Macro
  Hedge Fund Replication
  Overlay
  Long/Short Equity
  Event Driven
  Distressed Debt
  Currency
  Private Equity


* Real return means the annual percentage return realized on an investment, which is adjusted for changes in prices due to inflation or other external effects. Real return strategies generally seek to provide a return over the rate of inflation.

The Consultant is expected to use academic research on asset allocation along with various quantitative and qualitative research methods to produce a proposed strategic allocation for the Academic Strategies Portfolio among the various traditional and non-traditional asset classes and the related investment categories and strategies. QMA and the Investment Managers are then expected to review the proposed strategic allocation from the Consultant. QMA and the Investment Managers will adjust the proposed strategic allocation based upon their own: (i) forward-looking assessment of global macroeconomic, market, financial, currency, security valuation, and other factors and (ii) quantitative and qualitative evaluation of the risks associated with investments in the relevant investment categories and strategies. PI will then: (i) identify other pooled investment vehicles, including, without limitation, open-end or closed-end investment companies, exchange-traded funds, unit investment trusts, domestic or foreign private investment pools (including investment companies not registered under the 1940 Act, such as "hedge funds") (collectively referred to herein as Underlying Funds) that may be used as fulfillment options for the specific investment categories or strategies and
(ii) establish specific weighted combinations of Underlying Funds that are consistent with the Academic Strategies Portfolio's then-current asset allocation. PI will also seek to identify and retain sub advisers to directly manage all or a portion of the assets that are allocated to a particular investment category or strategy. Under normal circumstances, it is currently expected that the Academic Strategies Portfolio will invest approximately 65% of its assets in other portfolios of the Trust (collectively, the Underlying Trust Funds). The Investment Managers currently expect the Affiliated Subadvisers and the Unaffiliated Subadvisers (collectively, the New Subadvisers) to directly manage the remaining 35% of the Academic Strategies Portfolio's assets under normal circumstances. Those percentages are subject to change by the Investment Managers and QMA.

PI will monitor the amount of active risk taken within the various investment categories and strategies by conducting holdings-based and returns-based analyses of the Academic Strategies Portfolio's direct and indirect portfolio holdings. QMA and the Investment Managers also expect to meet periodically with the Consultant. QMA and the Investment Managers, in consultation with the Consultant, will seek to opportunistically modify the allocations among the various investment categories and strategies, the Underlying Funds, and the New Subadvisers based upon the latest academic research and their ongoing assessment of the above-referenced factors. The extent to which any recommendations from the Consultant are adopted is determined by the Investment Managers and QMA.

Investments in Traditional Asset Classes. With the exception of the International (Un-Hedged) and Emerging Markets investment categories within the Fixed-Income asset class, it is currently expected that exposure to all of the remaining traditional investment categories will be obtained through investments in Underlying Trust Funds. PIMCO will serve as the subadviser to the International (Un-Hedged) and Emerging Markets investment categories.

Underlying Trust Funds. The principal investments of the Underlying Trust Funds that are currently expected to be used in connection with the traditional asset classes are described below. Consistent with the investment objectives and policies of the Academic Strategies Portfolio, other Underlying Trust Funds from time to time may be added to, or removed from, the list of Underlying Trust Funds that may be used in connection with the Academic Strategies Portfolio.

UNDERLYING TRUST FUND
AST Marsico Capital Growth
PRINCIPAL INVESTMENTS
Invests primarily in common stocks, with the majority of the Portfolio's assets in large capitalization stocks
TRADITIONAL INVESTMENT CATEGORY
Domestic Large-Cap Equity Growth

UNDERLYING TRUST FUND
AST T. Rowe Price Large--Cap Growth
PRINCIPAL INVESTMENTS
Invests predominantly in the equity securities of a limited number of large, high-quality U.S. companies
TRADITIONAL INVESTMENT CATEGORY
Domestic Large--Cap Equity Growth


UNDERLYING TRUST FUND
AST QMA US Equity Alpha
PRINCIPAL INVESTMENTS
The Portfolio will use a long/short investment strategy. This means the Portfolio shorts a portion of the Portfolio and uses the proceeds of the shorts, or other borrowings, to purchase additional stocks long. Primarily invests at least 80% of its net assets plus borrowings, if any, for investment purposes in equity and equity-related securities of U.S. issuers.
TRADITIONAL INVESTMENT CATEGORY
Domestic Large--Cap Equity Growth

UNDERLYING TRUST FUND
AST AllianceBernstein Growth & Income
PRINCIPAL INVESTMENTS
Invests primarily in common stocks that are believed to be selling at reasonable valuations in relation to their fundamental business prospects
TRADITIONAL INVESTMENT CATEGORY
Domestic Large--Cap Equity Growth

UNDERLYING TRUST FUND
AST Large-Cap Value
PRINCIPAL INVESTMENTS
Invests primarily in common stocks of large cap companies
TRADITIONAL INVESTMENT CATEGORY
Domestic Large--Cap Equity Growth

UNDERLYING TRUST FUND
AST Neuberger Berman Mid-Cap Growth
PRINCIPAL INVESTMENTS
Invests primarily in common stocks of medium capitalization companies TRADITIONAL INVESTMENT CATEGORY
Domestic Mid-Cap Equity Growth

UNDERLYING TRUST FUND
AST Mid-Cap Value
PRINCIPAL INVESTMENTS
Invests primarily in mid capitalization stocks that appear to be undervalued
TRADITIONAL INVESTMENT CATEGORY
Domestic Mid-Cap Equity Value

UNDERLYING TRUST FUND
AST Federated Aggressive Growth
PRINCIPAL INVESTMENTS
Invests primarily in the stocks of small companies that are traded on national exchanges, NASDAQ stock exchange and the over-the-counter market
TRADITIONAL INVESTMENT CATEGORY
Domestic Small-Cap Equity Growth

UNDERLYING TRUST FUND
AST Small-Cap Value
PRINCIPAL INVESTMENTS
Invests primarily in stocks and equity-related securities of small capitalization companies that appear to be undervalued
TRADITIONAL INVESTMENT CATEGORY
Domestic Small-Cap Equity Value

UNDERLYING TRUST FUND
AST International Growth
PRINCIPAL INVESTMENTS
Invests primarily in equity securities of foreign companies
TRADITIONAL INVESTMENT CATEGORY
International Equity: Developed Markets Growth

UNDERLYING TRUST FUND
AST International Value
PRINCIPAL INVESTMENTS
Invests primarily in equity securities of foreign companies
TRADITIONAL INVESTMENT CATEGORY
International Equity: Developed Markets Value

UNDERLYING TRUST FUND
AST Parametric Emerging Markets Equity
PRINCIPAL INVESTMENTS
Invests primarily in equity securities of issuers located in emerging market countries of included (or considered for inclusion) as emerging market issuers in one or more broad-based market indices.
TRADITIONAL INVESTMENT CATEGORY
International Equity: Emerging Markets

UNDERLYING TRUST FUND
AST PIMCO Total Return Bond
PRINCIPAL INVESTMENTS
Invests primarily in higher quality fixed-income securities of varying maturities, so that the Portfolio's expected average duration will be from three to six years.
TRADITIONAL INVESTMENT CATEGORY
Domestic Investment Grade Fixed-Income

UNDERLYING TRUST FUND
AST Western Asset Core Plus Bond
PRINCIPAL INVESTMENTS
Invests primarily in a portfolio of fixed-income and debt securities of various maturities
TRADITIONAL INVESTMENT CATEGORY
Domestic Investment Grade Fixed-Income


UNDERLYING TRUST FUND
PRINCIPAL INVESTMENTS
TRADITIONAL INVESTMENT CATEGORY
AST PIMCO Limited Maturity Bond

Invests primarily in fixed-income securities of varying maturities, so that the Portfolio's expected average duration will be from three to six years.

Domestic Investment Grade Fixed-Income

UNDERLYING TRUST FUND
AST High Yield
PRINCIPAL INVESTMENTS
Invests primarily in fixed-income investments that, at the time of purchase, are rated below investment grade
TRADITIONAL INVESTMENT CATEGORY
High-Yield Debt

UNDERLYING TRUST FUND
Taxable Money Market Series of Dryden Core Investment Fund
PRINCIPAL INVESTMENTS
Invests primarily in short-term money markets instruments issued by the U.S. Government, its agencies and instrumentalities, commercial paper, asset-backed securities, funding agreements, variable rate demand notes, bills, notes and other obligations issued by banks, corporations and other companies, and obligations issued by foreign banks, companies or governments TRADITIONAL INVESTMENT CATEGORY
Money Market



International Fixed-Income (Un-Hedged) (PIMCO). Under normal circumstances, PIMCO will invest at least 80% of the assets attributable to this investment category in fixed income instruments that are economically tied to foreign (non-US.) countries, representing at least three foreign countries, which may be represented by futures contracts (including related options) with respect to such securities, swap agreements, and options on such securities. PIMCO will select the foreign country and currency compositions for this investment category based on an evaluation of various factors, including, but not limited to relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The average duration of the assets attributable to this investment category will normally vary within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-US. FX NY Index Unhedged in USD, which as of June 30, 2007 was 6.46 years. PIMCO will invest primarily in investment grade debt securities but may invest up to 10% of the assets attributable to this investment category in high yield securities (also referred to as "junk bonds") rated B or higher by Moody's Investors Service Inc. (Moody's), or equivalently rated by Standard & Poor's (S&P) or Fitch Investors (Fitch), or, if unrated, determined by PIMCO to be of comparable quality. PIMCO may invest up to 15% of the assets attributable to this investment category in securities and instruments that are economically tied to emerging market countries. For purposes of this investment category, an emerging market country shall be any country defined as an emerging or developing economy by the World Bank or its related organizations, or the United Nations or its authorities, or if the country is considered an emerging market country for purposes of constructing emerging markets indices. PIMCO may concentrate the assets attributable to this investment category in a relatively small number of issuers. Also, PIMCO may invest up to 10% of the assets attributable to this investment category in preferred stocks.

Emerging Markets Fixed-Income (PIMCO). For purposes of this investment category, an emerging market country shall be any country defined as an emerging or developing economy by the World Bank or its related organizations, or the United Nations or its authorities, or if the country is considered an emerging market country for purposes of constructing emerging markets indices. Under normal circumstances, PIMCO will invest at least 80% of the assets attributable to this investment category in fixed income instruments that are economically tied to emerging market countries, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. Such instruments may be denominated in non-U.S. currencies and the U.S. dollar. The average duration of the assets attributable to this investment category will normally vary within two years (plus or minus) of the duration of the JPMorgan Emerging Markets Bond Index. PIMCO will emphasize countries with relatively low gross national product per capita and with the potential for rapid economic growth. PIMCO will select the country and currency composition for this investment category based on its evaluation of relative interest rates, inflation rates, exchange rates, monetary and fiscal policies, trade and current account balances, and any other specific factors PIMCO believes to be relevant. PIMCO likely will concentrate the investment of assets attributable to this investment category in Asia, Africa, the Middle East, Latin America and the developing countries of Europe. Also, PIMCO may invest up to 10% of the assets attributable to this investment category in preferred stocks.

PIMCO may invest all of the assets attributable to this investment category in "junk bonds", subject to a maximum of 15% of such assets in securities rated below B by Moody's, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. PIMCO may concentrate the assets attributable to this investment category in a relatively small number of issuers.

Investments in Non-Traditional Asset Classes. With the exception of the US. Real Estate and International Real Estate investment categories within the Real Estate asset class, it is expected that exposure to the remaining non-traditional investment categories will be obtained primarily through the allocation of Portfolio assets to certain New Subadvisers. Consistent with the investment objectives and policies of the Academic Strategies Portfolio, Underlying Funds from time to time may be added to, or removed from, the Academic Strategies Portfolio's list of available investment options.

Real Estate. It is currently expected that exposure to the U.S. real estate and international real estate investment categories will be obtained through investments in the AST Cohen & Steers Real Estate Portfolio and the AST Global Real Estate Portfolio, respectively. The principal investments of these Underlying Trust Funds are described below.

Underlying Trust         Principal              Non-Traditional
Fund                    Investments           Investment Category

AST Cohen & Steers     Invests primarily in    Domestic Real Estate
Real Estate            equity securities of
                       real estate companies

AST Global Real        Invest primarily in     Domestic Real Estate
Estate                 equity securities of
                       real estate companies
                       on a global basis

The Investment Managers have retained the New Subadvisers listed below to directly manage the assets allocated to the indicated non-traditional investment categories and strategies.

                                   NON-TRADITIONAL INVESTMENT
SUBADVISER                         CATEGORIES AND STRATEGIES
Bache                              Commodities
PIMCO                              Inflation-Indexed Securities
Jennison                           Global Infrastructure
QMA                                Long/Short Market Neutral
Mellon Capital                     Global Tactical Asset Allocation
Credit Suisse                      Volatility Income Strategy
First Quadrant                     Global Macro
AlphaSimplex                       Hedge Fund Replication
QMA                                 Overlay

Commodities (Bache). Bache will seek to track the performance of the Bache Commodity Index SM (the BCI SM ), a dynamic, long-only measure of the price behavior of various commodities traded in major exchanges worldwide. The primary objective of the BCI SM is to provide broad-based exposure to global commodity markets. There are additional objectives of the BCI's SM dynamic asset allocation methodology.

The first of these additional objectives is to provide broad, long-term diversified exposure to individual commodities within each major commodity sector (i.e., energy, metals, and agriculture) consistent with their overall importance to that sector as well as their market liquidity. The second additional objective is to ensure that the BCI does not become dominated by a single commodity sector or by several commodities within a commodity sector. This is accomplished by employing upper and lower bounds on the market and commodity weights, and by frequent rebalancings of the weights of the individual commodities that comprise the BCI. The third objective is to moderate the volatility inherent in the major commodity market sectors. This is accomplished by considering the optimized weights derived from the risk-return profiles of mean-variance efficient portfolios that can be created with the three major commodity sectors. Additional risk reduction factors considered in the BCI methodology include systematically: (i) reducing near-term exposure to commodity markets that are experiencing price declines and increasing allocations to cash and cash equivalents and (ii) reducing the pricing impact that BCI-linked investment products will have on the underlying commodity markets. This is accomplished through a precise roll methodology. Lastly, given the dynamic nature of commodity markets, overall construction of the BCI is monitored by an advisory committee. The advisory committee, which meets annually (and otherwise as necessary), may recommend changes in BCI components as well as its methodology. The methodology of, and intellectual property rights in, the Bache Commodity Index SM are proprietary to, and owned by, PFDS Holdings, LLC, a Prudential Financial company.

Inflation-Indexed Securities (PIMCO). Under normal circumstances, PIMCO will invest at least 80% of the net assets attributable to this investment category in inflation-indexed bonds of varying maturities issued by the US. government and non-US. governments, their agencies or instrumentalities, and corporations, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. Assets not invested in inflation indexed bonds may be invested in other types of fixed income instruments. Inflation-indexed bonds are fixed income securities that are structured to provide protection against inflation. The value of the bond's principal or the interest income paid on the bond is adjusted to track changes in an official inflation measure. The U.S. Treasury uses the Consumer Price Index for Urban Consumers as the inflation measure. Inflation-indexed bonds issued by a foreign government are generally adjusted to reflect a comparable inflation index, calculated by that government. "Real return" equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. Effective duration takes into account that for certain bonds expected cash flows will fluctuate as interest rates change and is defined in nominal yield terms, which is market convention for most bond investors and managers. Durations for real return bonds, which are based on real yields, are converted to nominal durations through a conversion factor, typically between 20% and 90% of the respective real duration. All security holdings will be measured in effective (nominal) duration terms. Similarly, the effective duration of the Lehman Brothers US. TIPS Index will be calculated using the same conversion factors. The effective duration of the assets attributable to this investment category will normally vary within three years (plus or minus) of the duration of the Lehman Brothers US. TIPS Index, which as of June 30, 2007 was 6.37 years.

PIMCO will invest the assets attributable to this investment category primarily in investment grade securities, but may invest up to 10% of the total assets attributable to this investment category in high yield securities ("junk bonds") rated B or higher by Moody's, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. PIMCO also may invest up to 80% of the total assets attributable to this investment category in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. PIMCO may invest up to 10% of the total assets attributable to this investment category in securities and instruments that are economically tied to emerging market countries. PIMCO will normally limit the foreign currency exposure (from non-U.s. dollar-denominated securities or currencies) for this investment category to 20% of its total assets. PIMCO may concentrate the assets attributable to this investment category in a relatively small number of issuers.

PIMCO may all of the assets attributable to this investment category in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. PIMCO may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). Also, PIMCO may invest up to 10% of the assets attributable to this investment category in preferred stocks. Global Infrastructure (Jennison). The Jennison Global Infrastructure strategy is a multi-cap, core strategy with an absolute return focus. This strategy focuses on investments in infrastructure companies and infrastructure-related companies located throughout the world. Infrastructure companies are involved in providing the foundation of basic services, facilities and institutions upon which the growth and development of a community depends. Infrastructure-related companies include wireless telecom firms that mayor may not own the tower and companies involved in transport (shipping and trucking), construction, equipment manufacturing, and materials and aggregates. Assets held by infrastructure companies and infrastructure-related companies may include toll roads, airports, rail track, shipping ports, telecom infrastructure, hospitals, schools and utilities such as electricity, gas distribution networks and water. While Jennison believes its proprietary, fundamental research is critical for successful stock selection, Jennison also focuses on macroeconomic trends that may affect the companies in which it invests.

Long/Short Market Neutral (QMA) . QMA's Long/Short Market
Neutral strategy will use an objective, quantitative approach designed to exploit persistent mispricings among stocks and other related securities. The objective of this investment strategy is to provide consistent performance that is uncorrelated with the performance of the stock market. The portfolio holdings for this investment strategy will consist primarily of a broad universe of stocks. In general, this investment strategy will have long positions in companies that QMA deems relatively attractive and short positions in companies that QMA deems relatively unattractive, while also managing the overall risk of the assets attributable to this investment strategy.

Global Tactical Asset Allocation (Mellon Capital) . This investment strategy will seek total return. To pursue this goal, Mellon Capital will normally utilize long and short positions in futures, options, or forward contracts to achieve timely and cost-effective investment exposure to global equity, bond, and currency markets, and in fixed-income securities. Mellon Capital will focus its investments among the major developed capital markets of the world, such as the U.S., Canada, Japan, Australia, and Western Europe. Mellon Capital will ordinarily invest in at least three countries. Although this strategy will focus on the world's major developed capital markets, Mellon Capital may invest up to 20% of the assets attributable to this investment strategy in emerging markets countries. Mellon Capital also will invest in fixed-income securities, such as bonds, notes (including structured notes), mortgage related securities, and asset-backed securities, and money market instruments, to provide exposure to bond markets and for liquidity and income.

Mellon Capital's portfolio management team will seek to deliver alpha by applying a systematic, quantitative investment approach designed to identify and exploit relative misvaluations across and within global capital markets. Alpha is a measure of the risk-adjusted performance of an investment that factors in the individual risk of the security and not overall market risk. Alpha is often described as "stock specific return." Active investment decisions to take long or short positions in individual country, equity, bond, and currency markets are driven by this quantitative investment process and seek to capitalize on alpha generating opportunities within and among the major developed capital markets of the world. Mellon Capital's portfolio management team will analyze the valuation signals and estimate the expected returns from distinct sources of alpha-country equity markets, country bond markets, stock versus bond markets, and currency allocation-to construct a portfolio of long and short positions allocated across individual country, equity, bond, and currency markets. Because there is generally no limitation as to the amount of assets that are required to be invested in anyone asset class, the holdings for this investment strategy generally will not have the same characteristics as the benchmark index that Mellon Capital will generally use to evaluate investment performance.

Volatility Income Strategy (Credit Suisse) . This investment strategy is a market neutral, absolute return strategy that seeks to generate alpha by exploiting broad market equity volatility. The strategy involves managing a portfolio of short, index call and put spreads. Options sold are used to generate income and options bought are used to manage risk. Credit Suisse will diversify option combinations across strikes and maturities. The combination of positions is market neutral at the onset and managed to maintain market neutrality within acceptable risk tolerances. Credit Suisse maintains strict risk controls to aid in the active management of the open positions in order to opportunistically reduce risk and/or increase returns in the strategy.

Global Macro (First Quadrant) . This is an absolute return strategy that seeks to add value through a risk controlled, disciplined, active quantitative investment process. The strategy invests in five independent alpha categories (comprised of 24 uncorrelated strategies) that are long/short and span a wide variety of asset classes. Global Macro tactically allocates risk between the different categories of the strategy to take advantage of inefficiencies when there is the greatest opportunity for gains. The five alpha-categories are: (i) global asset class selection; (ii) stock country selection; (iii) bond country selection; (iv) currency selection; and (v) volatility management.

Hedge Fund Replication (AlphaSimplex) . AlphaSimplex seeks to achieve long and short exposure to global equity, bond, currency and commodity markets through a wide range of derivative instruments and direct investments. Under normal market conditions, AlphaSimplex typically will make extensive use of derivative instruments, in particular futures and forward contracts on global equity and fixed-income securities, securities indices (including both broad- and narrow-based securities indices), currencies, commodities and other instruments. These investments are intended to provide risk and return characteristics similar to those of a diversified portfolio of hedge funds.

AlphaSimplex seeks to generate absolute returns over time rather than track the performance of any particular index of hedge fund returns. In selecting investments, AlphaSimplex uses quantitative models to estimate the market exposures that drive the aggregate returns of a diverse set of hedge funds. These market exposures may include, for example, exposures to the returns of stocks, fixed-income securities (including U.S. and non-U.S. government securities), currencies and commodities. In estimating these market exposures, AlphaSimplex analyzes the returns of hedge funds included in one or more commercially available databases (for example, the Lipper TASS hedge fund database), and seeks to use a variety of derivative instruments to capture such exposures in the aggregate while adding value through dynamic allocation among market exposures and volatility management. AlphaSimplex will have great flexibility to allocate the strategy's derivatives exposure among various securities, indices, currencies, commodities and other instruments, and the amount of the assets that may be allocated to derivative strategies and among these various instruments is expected to vary over time. Whereas AlphaSimplex will not invest directly in hedge funds, it may invest in non-U.S. securities and instruments and securities and instruments traded outside the United States and expects to engage in non-U.S. currency transactions.

AlphaSimplex may engage in active and frequent trading of securities and other instruments. Frequent trading may produce high transaction costs, which may lower the strategy's return. As a temporary defensive measure, AlphaSimplex may hold any portion of its assets in cash and/or invest in money market instruments or high quality debt securities and take other defensive positions as it deems appropriate. AlphaSimplex may miss certain investment opportunities if it uses defensive strategies and thus may not achieve its investment goal.

Overlay (QMA). This investment category will focus primarily on taking long and short positions in ETFs, exchange-traded notes, various futures contracts and other publicly-traded securities. QMA will analyze the publicly available holdings of the Academic Strategies Portfolio and use a top-down approach to establish long and short tactical allocations among various components of the capital markets, including equities, fixed-income, and non-traditional assets. As such, this investment category is intended to function as an overlay for the entire Academic Strategies Portfolio.

It is currently expected that initial exposure to some or all of the remaining non-traditional investment categories and strategies will be obtained through investments in Underlying Non-Prudential Funds. A general description of funds that pursue these types of investment strategies is provided below. The Investment Managers from time to time may: (i) seek exposure to additional non-traditional investment categories or strategies or (ii) retain additional subadvisers to directly manage Portfolio assets to gain exposure to the then-available non-traditional investment categories or strategies. The Trust may, with Board approval, enter into or amend agreements with unaffiliated subadvisers without shareholder approval pursuant to an exemptive order received by the Investment Managers and the Trust.

Long/Short Equity. Long/Short Equity funds invest on both long and short sides of equity markets, generally focusing on diversifying or hedging across particular sectors, regions, or market capitalizations. Fund managers generally have the flexibility to shift from value to growth investment styles; small to medium to large capitalization stocks; and net long to net short positions. Fund managers can also trade equity futures and options as well as equity related securities and debt or build portfolios that are more concentrated in sectors and/or industries than traditional long-only equity funds. Long/Short Equity funds generally tend to be more exposed to market risk (i.e., have a higher beta) than Long/Short Market Neutral funds.

Event Driven. Event Driven funds invest in various asset classes and seek to profit from the potential mispricing of securities related to a specific corporate or market event. Such events may include: mergers, bankruptcies, financial or operational stress, restructurings, asset sales, recapitalizations, spin-offs, litigation, regulatory and legislative changes as well as other types of corporate events. Event Driven funds can invest in equities, fixed-income instruments (e.g., investment grade debt, high-yield debt, bank debt, and convertible debt) options and various other derivatives. Many fund managers use a combination of strategies and adjust exposures based on the opportunity sets in each sub-sector.

Distressed Debt. Event Driven funds that focus on distressed situations invest across the capital structure of companies subject to financial or operational distress or bankruptcy proceedings. Such distressed securities tend to trade at substantial discounts to intrinsic value due to difficulties in assessing their proper value, lack of research coverage, or an inability of traditional investors to continue holding them. This strategy is generally long-biased in nature, but fund managers may take outright long, hedged, or outright short positions. The managers of distressed debt funds typically attempt to profit on the issuer's ability to improve its operation or the success of the bankruptcy process that ultimately leads to an exit strategy.

Currencies . Currency funds make investments that provide long and/or short exposure to selected currencies, including the U.S.
dollar. These funds may actually hold currencies or gain long or short exposure to currencies through the use of options contracts and Other Investments.

Private Equity . Private equity funds make investments in private companies (or Private investments in public companies) in connection with the organization or restructuring of companies, including so-called leveraged buy-outs and management buy-outs.
Investments in Underlying Funds. Under normal conditions, the Academic Strategies Portfolio will invest approximately 65% of its assets in Underlying Trust Funds. An additional portion of the Academic Strategies Portfolio's may be invested in Underlying Trust Funds and Underlying Non-Prudential Funds to the extent the Investment Managers and QMA would like to gain exposure to certain asset classes or investment strategies but the Investment Managers have not retained a subadviser to directly manage Portfolio assets for those asset classes or investment strategies. The Investment Managers have voluntarily agreed to reimburse expenses and/or waive fees so that the Academic Strategies Portfolio's "Acquired Fund Fees and Expenses" on an annualized basis do not exceed 0.685% of the Portfolio's average daily net assets based on the daily calculation described below. This arrangement will be monitored and applied daily based upon the Academic Strategies Portfolio's then current holdings of Underlying Funds and the expense ratios of the relevant Underlying Funds as of their most recent fiscal year end. Because the expense ratios of the relevant Underlying Funds will change over time and may be higher than the expense ratios as of their most recent fiscal year end, it is possible that the Academic Strategies Portfolio's actual "Acquired Fund Fees and Expenses" may be higher than 0.685% of the Portfolio's average daily net assets on an annualized basis. These arrangements relating to the Portfolio's "Acquired Fund Fees and Expenses" are voluntary and are subject to termination or modification at any time without prior notice.

Anticipated Strategic Allocations and Asset Allocation Ranges. Under normal circumstances, it is currently expected that the Academic Strategies Portfolio's assets will be allocated in accordance with the strategic allocations and asset allocation ranges set forth in the table below. Such strategic allocations and asset allocation ranges are preliminary and subject to change from time to time.

Investment           Minimum      Strategic      Maximum
Category             Exposure     Allocation     Exposure
Domestic Equity        10%          20%            30%

International
Equity                 10%          20%            30%

Fixed-Income           20%          25%            35%

Real-Estate             0%          10%            20%

Commodities             5%          10%            15%

Alternatives
Investments             5%          15%            25%

Principal Risks of Investing in Academic Strategies Portfolio

Set forth below is a description of certain securities and investment methods that the Academic Strategies Portfolio may invest in or use, either directly through the New Subadvisers' investments in securities and derivative instruments or indirectly through the Academic Strategies Portfolio's investments in Underlying Funds, and certain of the principal risks associated with such securities and investment methods. For purposes of this discussion, references to the risks associated with the securities and investment methods that the Academic Strategies Portfolio may invest in or use will be deemed to include the risks associated with the securities and investment methods that the Underlying Funds may invest in or use.

Asset Allocation Risk. Asset allocation risk is the risk that the Academic Strategies Portfolio's assets may be allocated to an asset class that underperforms other asset classes. For example, the Academic Strategies Portfolio may be overweighed in the equity asset class when the stock market is falling and the fixed-income market is rising. Likewise, the Academic Strategies Portfolio may be overweighed in the fixed-income asset class when the stock market is falling and the equity markets are rising.

Underlying Fund Risk. The value of an investment in the Academic Strategies Portfolio will be related in large part to the investment performance of the Underlying Funds in which it invests. Therefore, the principal risks of investing in the Academic Strategies Portfolio are closely related to the principal risks associated with these Underlying Funds and their investments. Because the Academic Strategies Portfolio's allocation among different Underlying Funds and direct investments in securities and derivatives will vary, an investment in the Academic Strategies Portfolio may be subject to any and all of these risks at different times and to different degrees. Investing in an Underlying Fund will also expose the Academic Strategies Portfolio to a pro rata portion of the Underlying Fund's fees and expenses. Underlying Funds that are not registered under the federal securities laws are not subject to the same level of regulation as are registered investment companies, including investor protection laws, rules, and regulations.

Underlying Trust Funds: Potential Conflicts of Interest and Subadviser Selection Risk. Under normal circumstances, the Academic Strategies Portfolio will invest approximately 65% of its assets in shares of the Underlying Trust Funds. These investments in Underlying Trust Funds may also be subject to certain potential conflicts of interest. As described above, the Investment Managers have engaged subadvisers to conduct the investment programs of each Underlying Trust Fund, including the purchase, retention and sale of portfolio securities. Subadvisory fees are paid by the Investment Managers to the relevant subadvisers out of the management fees received by the Investment Managers from the Underlying Trust Funds.

The shares of the Underlying Trust Funds will be subject to investment management fees and other expenses. Because the amount of fees to be retained by the Investment Managers will differ depending upon which Underlying Trust Funds are used in connection with the Academic Strategies Portfolio, it is possible that the interests of the Investment Managers and Contract owners could conflict. In addition, the Investment Managers may have an incentive to take into account the effect on an Underlying Trust Fund in which the Academic Strategies Portfolio may invest in determining whether, and under what circumstances, to purchase or sell interests in that Underlying Trust Fund. As a result, it is possible that the interests of the Underlying Trust Fund may not be consistent with those of the Academic Strategies Portfolio. The Academic Strategies Portfolio's investments in the Underlying Trust Funds will also be subject to subadviser selection risk. Subadviser selection risk is the risk that the Investment Managers' decision to select or replace a subadviser for an Underlying Trust Fund does not produce the intended result. The Investment Managers, however, are not responsible for the day-to-day management of the Underlying Trust Funds or the Underlying Non-Prudential Funds.

Affiliated Fund of Funds Risk. In addition to the Academic Strategies Portfolio, the Investment Managers serve as investment managers to other portfolios of the Trust that invest primarily in Underlying Trust Funds (collectively with the Academic Strategies Portfolio, the Affiliated Funds of Funds). The use of Affiliated Funds of Funds in connection with certain variable annuity living benefit programs may result in mandatory asset flows into and out of the Affiliated Funds of Funds on a large scale. The Investment Managers may, however, seek to minimize the impact of certain discretionary transactions by structuring them over a reasonable period of time or through the enforcement of certain limits on redemptions of Underlying Trust Fund shares. Despite these efforts, the relevant Underlying Trust Funds may experience increased expenses as they buy and sell securities to respond to transactions initiated by an Affiliated Funds of Funds. An Underlying Trust Fund's investment performance also may be adversely affected if it must buy and sell securities at inopportune times to respond to transactions initiated by an Affiliated Funds of Funds. In addition, because the Affiliated Funds of Funds may own a substantial portion of an Underlying Trust Fund, a large-scale redemption initiated by one or more Affiliated Funds of Funds could cause an Underlying Trust Fund's expense ratio to increase as such portfolio's fixed costs would be spread over a smaller asset base. As a result, these transactions could have an adverse effect on an Affiliated Funds of Funds, including the Academic Strategies Portfolio, which continue to remain invested in such Underlying Trust Funds.

Selection Risk. Selection risk is the risk that the securities, Underlying Funds, or derivatives, selected by the New
Subadvisers will under perform the market, the relevant indices, or other funds with similar investment objectives and investment strategies.

Equity Securities Risk. Equity securities are securities that represent an ownership interest (or the right to acquire such an interest) in a company and include common and preferred stocks. In the event an issuer is liquidated or declares bankruptcy, the claims of owners of bonds take priority over holders of preferred stock, whose claims take priority over the claims of those who own common stock.

Equity Markets Risk. The values of equity securities fluctuate in response to issuer, political, market, and economic developments. Equity prices can fluctuate dramatically over short time periods in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments. For example, large capitalization stocks can react differently from small capitalization stocks, and "growth" stocks can react differently from "value" stocks. Issuer, political, or economic developments can affect a single issuer, issuers within an industry or economic sector or geographic region, or the market as a whole.

Small and Mid Cap Companies Risk. The risk that investments in small and intermediate capitalization size companies may be more volatile than investments in larger companies, as small and intermediate capitalization size companies generally experience higher growth and failure rates. The trading volume of these securities is normally lower than that of larger companies. Such securities may be less liquid than others and could make it difficult to sell a security at a time or price desired.
Changes in the demand for these securities generally have a disproportionate effect on their market price, tending to make prices rise more in response to buying demand and fall more in response to selling pressure.

Interest Rate Risk. Interest rate increases can cause the price of a debt security to decrease. In addition, if a security is prepaid in a period of falling interest rates, the Academic Strategies Portfolio may have to reinvest the proceeds in lower-yielding investments. Interest rate risk is generally greater in the case of securities with longer durations and in the case of portfolios of securities with longer average durations.

Credit Risk. The ability, or perceived ability, of the issuer of a debt security to make timely payments of interest and principal on the security will affect the value of the security.

Extension Risk. During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security's duration, and reduce the value of the security.

High-Yield/Junk Bonds Risk. Securities rated below investment grade ("high-yield bonds" or "junk bonds") lack outstanding investment characteristics and have speculative characteristics and are subject to greater credit and market risks than higher-rated securities. The lower ratings of junk bonds reflect a greater possibility that adverse changes in the financial condition of the issuer or in general economic conditions, or an unanticipated rise in interest rates, may impair the ability of the issuer to make payments of interest and principal. If this were to occur, the values of such securities held by the Academic Strategies Portfolio may become more volatile.

Mortgage and Asset-Backed Securities Risk. Mortgage-backed and asset-backed investments tend to increase in value less than other debt securities when interest rates decline, but are subject to similar risk of decline in market value during periods of rising interest rates. The values of mortgage-backed and asset-backed securities become more volatile as interest rates rise. In a period of declining interest rates, the Academic Strategies Portfolio may be required to reinvest more frequent prepayments on mortgage-backed and asset-backed investments in lower-yielding investments. In addition to interest rate risk, investments in mortgage-backed securities composed of subprime mortgages may be subject to a higher degree of credit risk, valuation risk (as described below) and liquidity risk (as described below).

Asset-backed securities in which the Academic Strategies Portfolio invests may have underlying assets that include motor vehicle installment sales or installment loan contracts, leases of various types of real and personal property and receivables from credit card agreements. Like mortgages underlying mortgage-backed securities, underlying automobile sales contracts or credit card receivables are subject to prepayment, which may reduce the overall return to certificate holders. Certificate holders may also experience delays in payment on the certificates if the full amounts due on underlying sales contracts or receivables are not realized by the Trust because of unanticipated legal or administrative costs of enforcing the contracts or because of depreciation or damage to the collateral (usually automobiles) securing certain contracts, or other factors.

If the Academic Strategies Portfolio purchases mortgage-backed and asset-backed securities that are subordinated to other interests in the same mortgage pool, the Academic Strategies Portfolio as a holder of those securities may only receive payments after the pool's obligations to other investors have been satisfied. An unexpectedly high rate of defaults on the mortgages held by a mortgage pool may limit substantially the pool's ability to make payments of principal or interest to the Academic Strategies Portfolio as a holder of such subordinated securities, reducing the values of those securities or in some cases rendering them worthless; the risk of such defaults is generally higher in the case of mortgage pools that include so-called "subprime" mortgages. An unexpectedly high or low rate of prepayments on a pool's underlying mortgages may have a similar effect on subordinated securities. A mortgage pool may issue securities subject to various levels of subordination; the risk of non-payment affects securities at each level, although the risk is greater in the case of more highly subordinated securities.

Foreign Investment Risk. Investing in foreign securities generally involves more risk than investing in securities of US.
issuers. Foreign investment risk includes the specific risks described below.

Currency risk. Changes in currency exchange rates may affect the value of foreign securities held by the Academic Strategies Portfolio and the amount of income available for distribution. If a foreign currency grows weaker relative to the US. dollar, the value of securities denominated in that foreign currency generally decreases in terms of US. dollars. If the Academic Strategies Portfolio does not correctly anticipate changes in exchange rates, its share price could decline as a result. In addition, certain hedging activities may cause the Academic Strategies Portfolio to lose money and could reduce the amount of income available for distribution.

Foreign market risk. Foreign markets, especially those in developing countries, tend to be more volatile than U.S.
markets and are generally not subject to regulatory requirements comparable to those in the U.S. Because of differences in accounting standards and custody and settlement practices, investing in foreign securities generally involves more risk than investing in securities of U.S. issuers.

Information risk. Financial reporting standards for companies based in foreign markets usually differ from those in the United States. Since the "numbers" themselves sometimes mean different things, the New Subadvisers will devote research effort to understanding and assessing the impact of these differences upon a company's financial conditions and prospects.

Liquidity risk. Stocks that trade less can be more difficult or more costly to buy, or to sell, than more liquid or active stocks. This liquidity risk is a factor of the trading volume of a particular stock, as well as the size and liquidity of the entire local market. On the whole, foreign exchanges are smaller and less liquid than the U.S. market. This can make buying and selling certain shares more difficult and costly. Relatively small transactions in some instances can have a disproportionately large effect on the price and supply of shares. In certain situations, it may become virtually impossible to sell a stock in an orderly fashion at a price that approaches an estimate of its value.

Political developments risk. Political developments may adversely affect the value of a Portfolio's foreign securities.

Political risk. Some foreign governments have limited the outflow of profits to investors abroad, extended diplomatic disputes to include trade and financial relations, and imposed high taxes on corporate profits.

Regulatory risk. Some foreign governments regulate their exchanges less stringently, and the rights of shareholders may not be as firmly established.
Taxation risk. Many foreign markets are not as open to foreign investors as U.S. markets. The Academic Strategies
Portfolio may be required to pay special taxes on gains and distributions that are imposed on foreign investors.
Payment of these foreign taxes may reduce the investment performance of the Academic Strategies Portfolio.

Emerging market risk. All of the above-referenced foreign investment risks may be more severe for investments in emerging market countries. In addition, profound social changes and business practices that depart from norms in developed countries' economies have sometimes hindered the orderly growth of emerging economies and their stock markets in the past. High levels of debt may make emerging economies heavily reliant on foreign capital and vulnerable to capital flight.

Depositary Receipts Risk. The Academic Strategies Portfolio may invest in sponsored or unsponsored Depositary Receipts. Investments in non-U.S. issuers through Depositary Receipts and similar instruments may involve certain risks not applicable to investing in U.S. issuers, including changes in currency rates, application of local tax laws, changes in governmental administration or economic or monetary policy or changed circumstances in dealings between nations. Costs may be incurred in connection with conversions between various currencies.

Geographic Focus Risk. To the extent the Academic Strategies Portfolio invests a substantial amount of its assets in one country, its perfom1ance may at times be worse than the performance of other mutual funds that invest more broadly.

Derivatives Risk. Derivatives are financial contracts whose value depends on, or is derived from, the value of an underlying asset, interest rate or index. The Academic Strategies Portfolio may use derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to reduce exposure to other risks, such as interest rate or currency risk. The Academic Strategies Portfolio may also use derivatives for leverage, in which case their use would involve leveraging risk. Leveraged derivative transactions may be highly volatile. The Academic Strategies Portfolio's use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. Derivatives are subject to a number of risks described elsewhere, such as liquidity risk, interest rate risk, market risk, credit risk, and selection risk. They also involve the risk of mispricing or improper valuation and the risk that changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index. It is possible that a derivative transaction will result in a loss greater than the principal amount invested, and the Academic Strategies Portfolio may not be able to close-out a derivative transaction at a favorable time or price. Use of derivatives other than for hedging purposes may be considered speculative, and when the Academic Strategies Portfolio invests in a derivative instrument it could lose more than the principal amount invested. Also, suitable derivative transactions may not be available in all circumstances.

As an open-end investment company registered with the Securities and Exchange Commission (the Commission), the Academic Strategies Portfolio is subject to the federal securities laws, including the Investment Company Act of 1940, related rules, and various Commission and Commission staff positions. In accordance with these positions, with respect to certain kinds of derivatives, the Academic Strategies Portfolio must "set aside" (referred to sometimes as "asset segregation") liquid assets, or engage in other Commission - or staff-approved measures, while the derivatives contracts are open. For example, with respect to many types of forwards and futures contracts the Academic Strategies Portfolio generally will set aside liquid assets in an amount equal to the Portfolio's daily marked-to-market (net) obligations, if any (i.e., the Academic Strategies Portfolio's daily net liability, if any), less any margin or collateral on deposit, rather than the notional value. By setting aside assets equal to only its net obligations under these forward and futures contracts, the Academic Strategies Portfolio will have the ability to employ leverage to a greater extent than if the Academic Strategies Portfolio were required to segregate assets equal to the full notional value of such contracts. In certain other instances, the Academic Strategies Portfolio will segregate assets equal to the full notional value of such contracts. The use of leverage involves certain risks. The Trust reserves the right to modify the Academic Strategies Portfolio's asset segregation policies in the future to comply with any changes in the positions articulated from time to time by the Commission and its staff.

Valuation Risk. Due to the nature of some of the Academic Strategies Portfolio's investments and the market environment, a portion of the Academic Strategies Portfolio's assets may be valued at fair value pursuant to guidelines established by the Board. The Academic Strategies Portfolio's assets may be valued using prices provided by a pricing service or, alternatively, a broker-dealer or other market intermediary (sometimes just one broker-dealer or other market intermediary) when other reliable pricing sources may not be available. No assurance can be given that such prices accurately reflect the price the Academic Strategies Portfolio would receive upon sale of a security. To the extent the Academic Strategies Portfolio sells a security at a price lower than the price it has been using to value the security, its net asset value will be adversely affected. When the Academic Strategies Portfolio invests in Underlying Non-Prudential Funds, it will generally value its investments in those Underlying Non-Prudential Funds based on the valuations determined by the Underlying Non-Prudential Funds. These values may not be precisely the same as if the net assets of the Underlying Non-Prudential Funds had been valued using the procedures employed by the Academic Strategies Portfolio to value its own assets.

Short sale risk. The Academic Strategies Portfolio's short sales are subject to special risks. A short sale involves the sale by the Academic Strategies Portfolio of a security that it does not own with the hope of purchasing the same security at a later date at a lower price. Subject to the issuance of the above-referenced exemptive relief or final rules by the SEC, the Academic Strategies Portfolio may also enter into a short derivative position through a futures contract or swap agreement. If the price of the security or derivative has increased during this time, then the Academic Strategies Portfolio will incur a loss equal to the increase in price from the time that the short sale was entered into plus any premiums and interest paid to the third party. Theoretically, the amount of these losses can be unlimited, although for fixed-income securities an interest rate of 0% forms an effective limit on how high a securities' price would be expected to rise. Although certain investment strategies pursued by the Academic Strategies Portfolio may try to reduce risk by holding both long and short positions at the same time, it is possible that the Portfolio's securities held long will decline in value at the same time that the value of the Portfolio's securities sold short increases, thereby increasing the potential for loss. In addition, there is the risk that the third party to the short sale may fail to honor its contract terms, causing a loss to the Fund.

Liquidity Risk. Liquidity risk exists when particular investments are difficult to purchase or sell. The Academic Strategies Portfolio's investments in illiquid securities may reduce the returns of the Portfolio, because it may be unable to sell the illiquid securities at an advantageous time or price. Illiquid securities are also difficult to value.

Real Estate Risk. An investment in a REIT may be subject to risks similar to those associated with direct ownership of real estate, including losses from casualty or condenmation, and changes in local and general economic conditions, supply and demand, interest rates, zoning laws, regulatory limitations on rents, property taxes and operating expenses. In addition, an investment in a REIT is subject to additional risks, such as poor performance by the manager of the REIT, adverse changes to the tax laws or failure by the REIT to qualify for tax-free pass-through of income under the Internal Revenue Code of 1986 (the Code), and to the effect of general declines in stock prices. In addition, some REITs have limited diversification because they invest in a limited number of properties, a narrow geographic area, or a single type of property. Also, the organizational documents of a REIT may contain provisions that make changes in control of the REIT difficult and time-consuming. As a shareholder in a REIT the Academic Strategies Portfolio, and indirectly the Academic Strategies Portfolio's shareholders, would bear its ratable share of the RElT's expenses and would at the same time continue to pay its own fees and expenses.

Infrastructure Investment Risk. The Academic Strategies Portfolio's infrastructure-related investments expose the Academic Strategies Portfolio to potential adverse economic, regulatory, political and other changes affecting such investments. Issuers in infrastructure-related businesses are subject to a variety of factors that may adversely affect their business or operations including high interest costs in connection with capital construction programs, costs associated with environmental and other regulations, the effects of economic slowdown and surplus capacity, increased competition from other providers of services, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies, and other factors.

Commodity Risk. The Academic Strategies Portfolio's investments in commodity-linked derivative instruments may subject the Academic Strategies Portfolio to greater volatility than investments in traditional securities. The value of commodity-linked derivative instruments may be affected by changes in overall market movements, commodity index volatility, changes in interest rates, or factors affecting a particular industry or commodity, such as drought, floods, weather, livestock disease, embargoes, tariffs, and international economic, political and regulatory developments. The Academic Strategies Portfolio's ability to invest in certain commodity-related instruments may be limited by certain federal income tax considerations.

Performance Benchmarks for Academic Strategies Portfolio

Set forth below are: (i) the broad-based securities market index for the Academic Strategies Portfolio; (ii) the primary custom blended benchmark index for the Academic Strategies Portfolio; and (iii) the secondary custom blended benchmark index for the Academic Strategies Portfolio.

AST Academic Strategies Asset Allocation Portfolio

Broad-Based Securities Market Index       S&P 500 Index

Primary Custom Blended Benchmark
Index                                     Russell 3000 Index: 20%
                                          MSCI EAFE Index: 20%
                                          Lehman Brothers Aggregate
                                          Bond Index: 25%
                                          Dow Jones Wilshire REIT
                                          Index: 10%
                                          Dow Jones - AIG Commodities
                                          Index: 10%
                                          Merrill Lynch 90-Day U.S.
                                          Treasury Bill Index: 15%

Secondary Custom Blended Benchmark
Index                                     S&P 500 Index: 60%
                                          Lehman Brothers Aggregate
                                          Bond Index: 40%

Information about the fees and expenses that you may pay in connection with an investment in the Academic Strategies
Portfolio is set forth below.

Fees and Expenses

Estimated Fees and Expenses of the Academic Strategies Portfolio

The table below describes the estimated fees and expenses that you may pay if you buy and hold shares of the Academic Strategies Portfolio. The estimated fees and expenses shown below are based upon the Academic Strategies Portfolio's estimated expenses for the fiscal year ending December 31, 2008 and are expressed as a percentage of the average daily net assets of the Academic Strategies Portfolio.
The table below does not include charges attributable to variable annuity or variable life contracts (referred to herein as Contracts). Because Contract charges are not included, the total fees and expenses that you will incur will be higher than the fees and expenses set forth in the following table. See your Contract prospectus for more information about Contract charges.

ANNUAL PORTFOLIO OPERATING EXPENSES
 (expenses that are deducted from Portfolio assets)


Management Fees                            0.72%
Distribution(12b-1) Fees                   None
Other Expenses                             0.10%**
Acquired Fund Fees and Expenses            0.69%***
Gross Annual Portfolio Operating Expenses  1.51%
Fee Waiver or Expense Reimbursement        (0.02)%****
Net Annual Portfolio Operating Expenses    1.49%

*The only investment management fee to be paid directly to the Investment Managers by the Academic Strategies Portfolio will be the Portfolio's annualized contractual investment management fee of 0.72% of its average daily net assets. Since the Academic Strategies Portfolio is expected to invest approximately 65% of its assets in Underlying Trust Funds under normal circumstances, the Academic Strategies Portfolio will also indirectly pay investment management fees on its investments in the Underlying Trust Funds.

** As used in connection with the Academic Strategies Portfolio, the term "Other Expenses" includes certain operating expenses, including, without limitation, fees for custodian services, Independent Trustees' fees, and fees for legal, accounting, valuation, and transfer agency services. The Trust has also entered into arrangements with the issuers of the variable insurance products offering the Academic Strategies Portfolio under which the Trust will compensate such issuers for providing ongoing services to Academic Strategies Portfolio shareholders (e.g., the printing and mailing of Trust prospectuses and shareholder reports) in lieu of the Trust providing such services directly to shareholders. The Academic Strategies Portfolio will not be directly subject to the administrative services fee to the extent it invests in Underlying Trust Funds. The assets of the Academic Strategies Portfolio that are not invested in an Underlying Trust Fund will be subject to a contractual administrative services fee of 0.10%, subject to certain asset-based breakpoints. The assets of the Academic Strategies Portfolio that are invested in Underlying Trust Funds will not be counted in computing these asset-based breakpoint reductions. The Underlying Trust Funds in which the Academic Strategies Portfolio invests, however, will be subject to the administrative services fee.

*** The Academic Strategies Portfolio will indirectly incur a pro rata portion of the fees and expenses of the Underlying Funds in which it invests. Under normal conditions, the Academic Strategies Portfolio will invest approximately 65% of its assets in Underlying Trust Funds. An additional portion of the Academic Strategies Portfolio's may be invested in Underlying Trust Funds and Underlying Non-Prudential Funds to the extent the Investment Managers and QMA would like to gain exposure to certain asset classes or investment strategies but the Investment Managers have not retained a subadviser to directly manage Portfolio assets for those asset classes or investment strategies. The estimated expenses shown under "Acquired Fund Fees and Expenses" represent a weighted average of the expense ratios of the relevant Underlying Trust Funds (but not Underlying Non-Prudential Funds) as of December 31, 2007 based upon the Academic Strategies Portfolio's expected holdings in such Underlying Trust Funds. The Academic Strategies Portfolio will not pay any transaction fees when purchasing or redeeming shares of the Underlying Trust Funds.

The Investment Managers have voluntarily agreed to reimburse expenses and/or waive fees so that the Academic Strategies Portfolio's "Acquired Fund Fees and Expenses" on an annualized basis do not exceed 0.685% of the Portfolio's average daily net assets based on the daily calculation described below. This arrangement will be monitored and applied daily based upon the Academic Strategies Portfolio's then current holdings of Underlying Funds and the expense ratios of the relevant Underlying Funds as of their most recent fiscal year end. Because the expense ratios of the relevant Underlying Funds will change over time and may be higher than the expense ratios as of their most recent fiscal year end, it is possible that the Academic Strategies Portfolio's actual "Acquired Fund Fees and Expenses" may be higher than 0.685% of the Portfolio's average daily net assets on an annualized basis. These arrangements relating to the Portfolio's "Acquired Fund Fees and Expenses" are voluntary and are subject to termination or modification at any time without prior notice.

**** The Investment Managers have contractually agreed to reimburse expenses and/or waive fees so that the Academic Strategies Portfolio's investment management fees plus "Other Expenses" (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, and extraordinary expenses) do not exceed 0.80% of the Portfolio's average daily net assets during the Academic Strategies Portfolio's first year of operations (i.e., expected to be July 2 I, 2008 through July 20,
2009).

EXPENSE EXAMPLES

The Expense Examples below are intended to help you compare the cost of investing in the Portfolio under the current investment management fee arrangement with the cost of investing in the Portfolio assuming the increased investment management fee was in effect. These Expense Examples assume that you invest $10,000 in the Portfolio for the time periods indicated. The Expense Examples also assume that your investment has a 5% return each year, that the Portfolio's total operating expenses remain the same, and that no expense waivers and reimbursements are in effect. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

PORTFOLIO   AST Academic Strategies Asset Allocation Portfolio
1 YEAR      $152
3 YEARS     $475
5 YEARS     $822
10 YEARS    $1,800

Information about the investment management and subadvisory arrangements for the Academic Strategies Portfolio is provided below:

Investment Managers

AST Investment Services, Inc. (AST) , One Corporate Drive, Shelton, Connecticut, has served as Investment Manager to the Trust since 1992, and serves as co-investment manager to over 50 investment company portfolios (including the Portfolios of the Trust). AST serves as co-manager of the Trust along with Prudential Investments LLC (PI) . PI is located at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey, and also serves as investment manager to the investment companies that comprise the Prudential mutual funds. As co-manager, PI also provides supervision and oversight of AST's investment management responsibilities with respect to the Trust. A description of the advisory services to be provided to the Academic Strategies Portfolio is set forth in the Trust's current Prospectus, dated as of May 1, 200S, under the heading "Management of the Trust." The investment management fee rate for the Portfolio increased from 0.15% to 0.72% of the Portfolio's average daily net assets as a result of the above-referenced changes.

A discussion regarding the basis for the Board's approval of the Trust's investment advisory agreements is available in the Trust's semi-annual report (for agreements approved during the six month period ended June 30) and in the Trust's annual report (for agreements approved during the six month period ended December 31). To that end, a discussion regarding the basis for the Board's approval of the investment advisory and subadvisory agreements for the Portfolio will be available in the Trust's semi-annual report for the period ending June 30, 200S.

New Subadvisers

Jennison Associates LLC (Jennison) is an indirect, wholly-owned subsidiary of Prudential Financial, Inc. As of December 31, 2007 Jennison managed in excess of $S6 billion in assets for institutional, mutual fund and certain other clients. Jennison's address is 466 Lexington Avenue, New York, New York 10017.

Prudential Investments LLC (PI). See "Investment Managers" above.

Pacific Investment Management Company LLC (PIMCO) a Delaware limited liability company, is a majority-owned subsidiary of Allianz Global Investors of America L.P., ("AGI LP"). Allianz SE ("Allianz SE") is the indirect majority owner of AGI LP. Allianz SE is a European-based, multinational insurance and financial services holding company. As of December 31, 2007, PIMCO managed $746.3 billion in assets. PIMCO's address is 840 Newport Center Drive, Newport Beach, California 92660.

Prudential Bache Asset Management (Bache). Bache is a an indirect, wholly-owned subsidiary of Prudential Financial, Inc.
(PFI) and an operating company of PFI's Global Commodities Group. It is registered with the US Securities & Exchange Commission as an investment adviser and with the US Commodity Futures Trading Commission as a commodity trading advisor and a commodity pool operator. Bache is also a member of the National Futures Association. Bache's principal place of business is One New York Plaza, 13th Floor, New York, NY 10292. The subadvisory arrangements with respect to Bache are expected to become effective on or about September 22, 2008.

Quantitative Management Associates LLC (QMA) is a wholly owned subsidiary of Prudential Investment Management, Inc. (PIM). As of December 31, 2007, QMA managed approximately $62 billion in assets, including approximately $5 billion that QMA, as a balanced manager, allocated to investment vehicles advised by affiliated and unaffiliated managers, and approximately $7 billion that QMA allocated to investment vehicles advised by QMA. QMA's address is Gateway Center Two, 100 Mulberry Street, Newark, New Jersey 07102.

Volaris Volatility Management Group (Volaris) is a unit of Credit Suisse Securities (USA) LLC, which is dually registered as an investment adviser and a broker-dealer, with an address at Eleven Madison Avenue, New York, NY 10010. The reporting lines of Volar is are through Credit Suisse Asset Management which, as of December 31, 2007, managed approximately $614 billion in assets.

Mellon Capital Management Corporation (Mellon Capital) , located at 50 Fremont Street, Suite 3700, San Francisco, California 94105, serves as a subadviser to the Academic Strategies Portfolio. As of August 31, 2008, Mellon Capital had approximately $199.5 billion in assets under management. The subadvisory arrangements with respect to Mellon Capital are expected to become effective on or about September 22, 2008.

First Quadrant, L.P. (First Quadrant) , which maintains its headquarters at 800 E. Colorado Blvd., Suite 900, Pasadena, California 91101, is an affiliate of Affiliated Managers Group. First Quadrant is expected to become a subadviser to the Academic Strategies Portfolio on or about November 24, 2008. As of June 30, 2008, First Quadrant had approximately $26.6 billion in assets under management, which includes all actively managed discretionary portfolios of First Quadrant, L.P., as well as assets not managed by First Quadrant, but which are subject to actively managed FQ overlay strategies and all portfolios managed by joint venture partners using FQ investment signals.

AlphaSimplex Group, LLC (AlphaSimplex) , which maintains its headquarters at One Cambridge Center, Cambridge, Massachusetts 02142, is a subsidiary of Natixis Global Asset Management. AlphaSimplex is expected to become a subadviser to the Academic Strategies Portfolio on or about November 24, 2008. As of June 30, 2008, AlphaSimplex had approximately $563 million in assets under management (including notional assets covered by overlay strategies).

Portfolio Managers

(PI)
Brian Ahrens is a portfolio manager for the Portfolio and Senior Vice President and head of the Strategic Investment Research Group of Prudential Investments LLC. He focuses on portfolio risk oversight, manager fulfillment, the allocation of assets among managers, and the dynamic management of cash flows. Mr. Ahrens oversees a staff {)f 17 investment professionals who focus on investment consulting, portfolio construction, and risk oversight activities. Currently, this team consults on over $110 billion in total assets and assists in the management of almost $20 billion in asset allocation portfolios. Mr. Ahrens has been with Prudential for over 15 years. Mr. Ahrens earned his M.B.A. in Finance from the Stern School of Business at New York University. He graduated from James Madison University with a double major in Finance and German. He is series 7, series 24 and series 63 certified, CIMA certified, and presently a candidate for the CFA.

(QMA: Asset Allocation and Overlay Segment)

Michael Lenarcic, PhD, is a Managing Director of QMA. Previously, he was a Vice President at Wilshire Associates, a leading pension consulting firm, where he was head of the Asset Allocation Division. Earlier, Dr. Lenarcic was an assistant professor at Northeastern University where he taught Finance and Economics. He earned a BA in Business Administration from Kent State University, and holds an MA and PhD in Business Economics from Harvard University.

Ted Lockwood is a Managing Director of QMA. Previously, Mr. Lockwood was with ATT and a member of the technical staff at ATT Bell Laboratories. Mr. Lockwood graduated summa cum laude with a BE in Engineering from Stony Brook University and received an MS in Engineering and an MBA in Finance from Columbia University.

Marcus Perl , is a Vice President of PI. He focuses on the quantitative modeling of asset allocation strategies, financial market research, and the formulation of investment strategy. Prior to joining Prudential in October 2000, Mr. Perl was Vice President at FX Concepts where he was responsible for market risk modeling, performance analytics, and statistical research. He also worked as an Associate at Wilshire Associates. Mr. Perl holds an MA in Finance from the Warsaw School of Economics, an MA in Econometrics from California State University Long Beach, and an MA in Economics from the University of Southern California.

Edward L. Campbell, CFA , is a Vice President at PI. He focuses on global macroeconomic and financial market research and the formulation of investment strategy. Prior to rejoining Prudential in August 2003, Mr. Campbell spent three years with Trilogy Advisors LLC, a $5 billion asset management firm. He also previously worked as a senior investment manager research analyst with Prudential Securities and PI. Mr. Campbell is a member of the New York Society of Securities Analysts and the CFA Institute. He received a BS in Economics and International Business from The City University of New York and holds the Chartered Financial Analyst designation.

(QMA: Long/Short Market Neutral Segment)

Margaret S. Stumpp, PhD , is the Chief Investment Officer at QMA. Maggie is Portfolio manager for equity portfolios for institutional investors and mutual fund clients. Maggie is extensively involved in quantitative research in asset allocation, security selection and portfolio construction for QMA. Maggie joined QMA's predecessor in 1987. She has published articles on finance and economics in numerous publications, including The Financial Analysts Journal, The Journal of Portfolio Management, The Journal of Investment Management and Award Papers in Public Utility Economics. Maggie earned a BA cum Laude with distinction in Economics from Boston University, and holds an AM and PhD in Economics from Brown University.

Devang Gambhirwala is a Vice President of QMA. Devang is a portfolio manager for long/short quantitative core equity products. He is also responsible for the management of structured products. Previously, Devang worked as a quantitative research analyst and as an assistant portfolio manager of QMA. He earned a BS in Computer and Information Sciences from the New Jersey Institute of Technology, and a MBA from Rutgers University.

(Jennison: Global Infrastructure Segment)

Shaun Hong is a Managing Director of Jennison. From 1999 until joining Jennison in September 2000, he was with Prudential as an analyst responsible for power, natural gas and telecommunication industries within Prudential's Public Equity unit. He began his career in 1992 as a research analyst covering telecommunications and technology companies at Parker/Hunter Inc., a regional brokerage firm based in Pittsburgh. In 1994, Mr. Hong joined Equinox Capital Management where he worked for five years researching utility, consumer products, commodities and technology sectors. He received his B.S. in Industrial Management in 1992 from Carnegie Mellon University and is a member of The New York Society of Security Analysts.

Ubong "Bobby" Edemeka is a Managing Director of Jennison, which he joined in March 2002. He began his career as an equity analyst at Prudential Investments in the Equity Mutual Funds Group in 1997. His responsibilities included coverage of the domestic utilities sector and presenting investment recommendations for the Prudential Utility Fund, now known as the Jennison Utility Fund. In 2000, Mr. Edemeka was with SSB Citi Asset Management Group in the Global Utilities Team before joining Goldman Sachs & Co. as a sell-side analyst covering domestic electric utilities and independent power producers. Mr. Edemeka graduated with a B.A. in Government from Harvard College in 1997.

The above-referenced Jennison portfolio managers will be supported by other Jennison portfolio managers, research analysts and investment professionals. Jennison typically follows a team approach in providing such support to the portfolio managers. The teams are generally organized along product strategies (e.g., large cap growth, large cap value) and meet regularly to review the portfolio holdings and discuss security purchase and sales activity of all accounts in the particular product strategy. Team members provide research support, make securities recommendations and support the portfolio managers in all activities. Members of the team may change from time to time.

(Bache: Commodities Segment)

Stephen Ilnitzki: Mr. Ilnitzki currently is Head of Commodity Asset Management for the Prudential Bache Global Commodities Group. He is responsible for building a global asset management business based on Prudential's strong franchise in the global commodities marketplace. Prior to rejoining Prudential in 2006, he spent six years as a senior executive at OppenheimerFunds
(OFI) responsible for creating new investment products and distribution opportunities for

OFI's high net worth group. Prior to joining OppenheimerFunds Steve held senior executive positions at Ameritrade, Prudential, Van Eck Global, Bankers Trust and Deloitte & Touche. Steve earned a Bachelor of Science degree in Physics from the University of Notre Dame and his MBA in Finance from Rensselaer Polytechnic Institute. The subadvisory arrangements with respect to Bache are expected to become effective on or about September 22, 2008.

(PIMCO: Emerging Markets Segment)

Michael Gomez is an Executive Vice President, portfolio manager and Co-Head of the Emerging Markets portfolio management team. He joined PIMCO in 2003, previously having been associated with Goldman Sachs where he was responsible for market making and proprietary trading of Emerging Market bonds. Prior to that, he spent a year in Colombia serving as a financial consultant to the Ministry of Finance and Public Credit. Mr. Gomez has 14 years of investment experience and holds a bachelor's degree from the University of Pennsylvania and an MBA from The Wharton School of Business.

(PIMCO: International Fixed-Income (Un-Hedged) Segment)

Scott A. Mather is a Managing Director, member of PIMCO's Investment Committee and head of global portfolio management. Prior to this he led portfolio management in Europe, managed Euro and pan European portfolios and worked closely with many Allianz related companies where he also served as a Managing Director of Allianz Global Investors KAG. Prior to that, he co-headed PIMCO's mortgage and ABS team. Mr. Mather joined the firm in 1998, previously having been associated with Goldman Sachs in New York, where he was a fixed income trader specializing in a broad range of mortgage backed securities. He has fourteen years of investment experience and holds both a bachelor's and master's degree in engineering from the University of Pennsylvania, as well as a bachelor's degree in finance from The Wharton School of the University of Pennsylvania.

(PIMCO: Inflation-Indexed Securities Segment)

Mihir Worah is an Executive Vice President, portfolio manager, and head of the Real Return portfolio management team. He joined PIMCO in 2001 as a member of the analytics team and worked on real and nominal term structure modeling and options pricing. Previously he was a post doctoral research associate at the University of California, Berkeley, and the Stanford Linear Accelerator Center, where he built models to explain the difference between matter and anti-matter. He has a Ph.D. in theoretical physics from the University of Chicago and is the author of numerous scientific papers.

(Mellon Capital: Global Tactical Asset Allocation Segment)

Mellon Capital employs a team approach to managing the Fund's portfolio. The members of the portfolio management team are jointly and primarily responsible for making investment decisions for the Fund. The management team for the Fund consists of Helen Potter and James Stavena. The management team plays equal roles with respect to the management of the Fund and each has the authority to approve transactions for the Fund. There are no limits on the management team's roles. The subadvisory arrangements with respect to Mellon Capital are expected to become effective on or about September 22, 2008.

Helen Potter, CFA , is a Managing Director of Mellon Capital and is the head the Global and Domestic Asset Allocation group. She is responsible for articulating asset allocation strategies to clients and prospects as well as participating in the refinement of current strategies and development of new strategies. Prior to joining Mellon Capital, she held research and portfolio management positions at Quantilogic Asset Management gaining extensive experience in the global asset allocation field.

James Stavena is a Managing Director at Mellon Capital. He oversees a team of portfolio managers responsible for global asset allocation, currency overlay and enhanced asset allocation strategies and has been with Mellon Capital since 1998. Prior to joining Mellon Capital was a derivatives portfolio manager with CS First Boston and HSBC Midland Bank.

 (Credit Suisse: Volatility Income Segment)

Laura B. Friedman is a Managing Director of Credit Suisse and Head of Portfolio Management, Trading and Research for Volaris Volatility Management. She is responsible for managing Volaris' volatility management and yield enhancement strategies. Laura has spent her career as a derivatives strategist and portfolio manager, developing alternative investment products and solutions for both investment institutions and private clients. Laura joined Credit Suisse in June 2003 with the acquisition of Volar is Advisors by Credit Suisse. Prior to joining Volaris, Laura was a Managing Director at JP Morgan Alternative Asset Management where she was responsible for the development of proprietary hedge funds, development and management of principal-protected derivatives-based products, and head of risk management for their fund of funds products. Laura previously was the equity derivatives strategist for Dawson-Samberg Capital Management (predecessor of Pequot Partners), and before that was responsible for strategy development and management of derivatives-based products for Alliance Capital Management and Equitable Capital Management. Laura was also involved in the launch of some of the first exchange traded funds (ETFs) and the creation of other alternative investment products. Laura received a B.A. in Theoretical Mathematics and Political Science from Brandeis University and an M.B.A. in Finance and Statistics from the University of Chicago Graduate School of Business.

Allan Kennedy is a Director of Credit Suisse and Head of Marketing and Client Strategy for Volaris. He joined Volaris Advisors during 200 I prior to its acquisition by Credit Suisse in 2003. Prior to joining Volaris Advisors, Allan spent a number of years at Morgan Stanley in New York, structuring and executing quantitative solutions for institutional and private clients. This followed a successful career in London and Washington D.C. as a Manager in the Strategic consulting practice of Accenture where he advised a number of top tier financial markets clients. A native of Scotland, Allan received his M.B.A. from Columbia Business School where he earned membership in the national honors society. He also received a B.S. in Mathematics and Statistics from the University of Glasgow (UK) where he graduated with a first class honors degree. Allan is a CFA charterholder and an active member of the CFA Institute and New York Society of Security Analysts.

Stuart Rosenthal is a senior member of the Volaris Portfolio Management and Trading team. Stu is responsible for portfolio management and research of investment volatility strategies. Prior to joining Volaris, Stu was an Assistant Portfolio Manager at Rampart Investment Management, a Boston-based boutique specializing in option-related strategies. At Rampart, Stu managed yield enhancement strategies for concentrated stock accounts and managed CBOE BuyWrite (BXM) portfolios. Stu also co-managed the option overlay strategy for the Eaton Vance Enhanced Equity Income Fund (EOI). Stu previously was an Analyst at Grantham, Mayo, Van Otterloo & Co. (GMO), a Boston-based quantitative manager. At GMO, Stu worked on various initiatives including risk analytics, portfolio optimization, asset allocation, performance attribution, and investment systems analysis. As an Officer at the U.S. Air Force's Electronic Systems Center at Hanscom AFB, MA, Stu served as a Senior Analyst in the Joint STARS Program Office and Project Manager of Research & Development in their Modeling and Simulation Center. Stu earned his M.S. in Operations Research from Northeastern University and his B.S. in Applied Statistics from Rochester Institute of Technology. He is a CFA charterholder.

Defina Maluki is a member of Volaris' Portfolio Management and Trading team. He is responsible for the portfolio management, research, and development of Volar is strategies. Prior to joining Volaris, Defina worked at Goldman Sachs where he developed fixed income trading and hedging models for a quantitative-macro hedge fund. Defina received his B.S., with high honors, in Electrical Engineering from the Illinois Institute of Technology. He is currently working on his M.B.A. from the University of Chicago Graduate School of Business. Defina is a CFA charterholder.

Yirong Li is Volaris' senior quantitative analyst on the Portfolio Management and Trading Team. He is responsible for portfolio management of Volar is' European business. Prior to joining Credit Suisse, Yirong was Director of Ecommerce Technology at MoneyLine Telerate. Yirong holds a B.S. in Electrical Engineering from South China University of Technology, an M.S. in Operations Research from New Jersey Institute of Technology, and an M.B.A from Columbia Business School. He is a CFA charterholder.

(First Quadrant: Global Macro Segment)

As a quantitative manager, First Quadrant employs a centralized team-based approach to the traditional functions of Investment Research and Portfolio Management. Both functions are internal to First Quadrant and not reliant on third-party providers. The mission of the internal Investment Research team is to continuously improve the multi-factor models used across First Quadrant strategies. The Portfolio Management team systematically implements these models in accordance with individual client guidelines and investment objectives. Management of the Investment Research function rests with Ken Ferguson, PhD, and Dori Levanoni, Partners and Co-Directors of Global Macro.

Ken Ferguson, PhD , is one of two First Quadrant partners co-heading the firm's global macro research function. He is involved in all aspects of product development: model building, risk measurement, risk allocation, and portfolio optimization. On joining First Quadrant in 1994, Ken was initially focused on tactical asset allocation, currency, and global macro strategies. His responsibilities expanded to include equity research in 2006. Prior to joining First Quadrant, Ken was an assistant professor of mathematics at the University of California, Irvine, and the University of Southern California. He received his PhD in mathematics from the University of Utah in 1991.

Dori Levanoni is a First Quadrant partner co-heading the firm's global macro research function. He is involved in all aspects of product development: model building, risk measurement, risk allocation, and portfolio optimization. On joining the investment research team, Dori was initially focused on tactical asset allocation, currency, and global macro strategies. He first joined First Quadrant in 1991 as an intern while studying physics at California Institute of Technology. He left the firm in 1995 to work in the anatomy and neurobiology department of Washington University in St. Louis. Returning to First Quadrant in 1996 as head of systems, Dori moved to the investment research team two years later. He subsequently served as manager of currency research and director of the currency product.

The subadvisory arrangements with respect to First Quadrant are expected to become effective on or about November 24, 2008.

(AlphaSimplex: Hedge Fund Replication Segment)

Andrew W. Lo founded AlphaSimplex in 1999 and has served as the firm's Chief Scientific Officer since that time. He is also Chairman of AlphaSimplex's Investment Committee and a member of AlphaSimplex's Risk Committee. Dr. Lo is the Harris & Harris Group Professor at Massachusetts Institute of Technology (MIT) and Director of MIT's Laboratory for Financial Engineering.

Jeremiah H. Chafkin has served as President of AlphaSimplex since 2007. He is also a member of AlphaSimplex's Investment Commitee and Risk Committee. From 2006 until November 2007, Mr. Chafkin was President and Chief Executive Officer of the U.S. division of Natixis Global Asset Management. Prior to that time, he headed investment advice and research for Charles Schwab & Co. and served as president of Charles Schwab Investment Management.

The subadvisory arrangements with respect to AlphaSimplex are expected to become effective on or about November 24, 2008.

II. AST Aggressive Asset Allocation Portfolio, AST Balanced Asset Allocation Portfolio, AST Capital Growth Asset Allocation Portfolio, AST Preservation Asset Allocation Portfolio, AST CLS Growth Asset Allocation, AST CLS Moderate Asset Allocation, AST Horizon Growth Asset Allocation, AST Horizon Moderate Asset Allocation, and AST Niemann Capital Growth Asset Allocation (each, an Asset Allocation Portfolio and collectively, the Asset Allocation Portfolios)

The Investment Managers and the Trust recently received exemptive relief to permit the Asset Allocation Portfolios to invest in derivative instruments that are not classified as securities under the federal securities laws, including, without limitation, futures contracts, forwards, and swap agreements. The Asset Allocation Portfolios will now be subject to derivatives related risks to the extent these Portfolios invest in derivatives.

Derivatives Risk. Derivatives are financial contracts whose value depends on, or is derived from, the value of an underlying asset, interest rate or index. The Asset Allocation Portfolios may use derivatives as a substitute for taking a position in the underlying asset and/or as part of a strategy designed to reduce exposure to other risks, such as interest rate or currency risk. The Asset Allocation Portfolios may also use derivatives for leverage, in which case their use would involve leveraging risk. Leveraged derivative transactions may be highly volatile. An Asset Allocation Portfolio's use of derivative instruments involves risks different from, or possibly greater than, the risks associated with investing directly in securities and other traditional investments. Derivatives are subject to a number of risks described elsewhere, such as liquidity risk, interest rate risk, market risk, credit risk, and selection risk. They also involve the risk of mispricing or improper valuation and the risk that changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index. It is possible that a derivative transaction will result in a loss greater than the principal amount invested, and an Asset Allocation Portfolio may not be able to close-out a derivative transaction at a favorable time or price. Use of derivatives other than for hedging purposes may be considered speculative, and when an Asset Allocation Portfolio invests in a derivative instrument it could lose more than the principal amount invested. Also, suitable derivative transactions may not be available in all circumstances.

As open-end investment companies registered with the Securities and Exchange Commission (the Commission), the Asset Allocation Portfolios are subject to the federal securities laws, including the Investment Company Act of 1940, related rules, and various Commission and Commission staff positions. In accordance with these positions, with respect to certain kinds of derivatives, the Asset Allocation Portfolios must "set aside" (referred to sometimes as "asset segregation") liquid assets, or engage in other Commission - or staff-approved measures, while the derivatives contracts are open. For example, with respect to many types of forwards and futures contracts the Asset Allocation Portfolios generally will set aside liquid assets in an amount equal to the Portfolios' daily marked-to-market (net) obligations, if any (i.e., the Asset Allocation Portfolios' daily net liability, if any), less any margin or collateral on deposit, rather than the notional value. By setting aside assets equal to only its net obligations under these forward and futures contracts, the Asset Allocation Portfolios will have the ability to employ leverage to a greater extent than if the Asset Allocation Portfolios were required to segregate assets equal to the full notional value of such contracts. In certain other instances, the Asset Allocation Portfolios will segregate assets equal to the full notional value of such contracts. The use of leverage involves certain risks. The Trust reserves the right to modify the Asset Allocation Portfolios' asset segregation policies in the future to comply with any changes in the positions articulated from time to time by the Commission and its staff.

III. AST Mid-Cap Value Portfolio

On or about December 31, 2008, Gilbert Galle will no longer serve as a Portfolio Manager of AST Mid-Cap Value Portfolio ("the Portfolio") of Advanced Series Trust. Caldwell Calame will become a Portfolio Manager for the Portfolio at that time. To reflect this change, as of December 31, 2008, all references to Mr. Galle in the Prospectus are hereby deleted. To further reflect this change, the fourth paragraph under the heading HOW THE FUND IS MANAGED - PORTFOLIO MANAGERS -AST Mid-Cap Value Portfolio in the Prospectus is hereby deleted and replaced with the following:

Caldwell Calame, CFA, Executive Vice President, has fourteen years of investment experience and is responsible for portfolio management and client service. Prior to joining WEDGE in 2007, Mr. Calame was a Director and Institutional Relationship Manager at Columbia Management, the asset management group of Bank of America. He was formerly associated with Bank of America in multiple groups including Banc of America Capital Management and Banc of
America Investor Services. Mr. Calame received his Bachelor of Arts degree in Psychology at The University of the South at Sewanee. He also received his Masters of Business
Administration degree at Wake Forest University, the
Babcock Graduate School of Management. Mr. Calame is a member of the CFA Institute and the North Carolina Society of Financial Analysts.